EXHIBIT 99.1

PRESS RELEASE                                Source: Circle Group Holdings, Inc.

CIRCLE GROUP HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2003 RESULTS
Tuesday October 7, 12:30 pm ET

MUNDELEIN, Ill., Oct. 7 /PRNewswire-FirstCall/ -- Circle Group Holdings, Inc. (OTC Bulletin Board: CRGQ - News) http://crgq.com/ , a pioneer of emerging technologies announced today its financial results for the third quarter ended September 30, 2003. As previously announced, the Company will host a teleconference at 4:15 p.m. EDT on Tuesday, October 7th, to discuss these results and other developments. Details for the teleconference are provided below.

Revenues for the quarter of $134,051 decreased 33% from the $199,822 second quarter 2003 results and were 28% lower than the $187,544 from the same period a year earlier. Revenues of $534,140 for the nine-month period ending September 30, 2003 represented a 14% increase over the nine-month period results of $471,253 ending September 30, 2002.

Total assets increased by 101% to $2,865,133 at September 30, 2003 from $1,423,157 at June 30, 2003 and they also increased by 54% over $1,863,616 from the period ending September 30, 2002. This increase was due in part to the completion of a private sale of the Company's shares and shares of its subsidiary Fiber Gel Technologies, Inc., which generated $1,658,250 in aggregate proceeds during the third quarter.

Total operating expenses increased 25% to $600,292 for the three months ended September 30, 2003 from $479,730 for the three months ended September 30, 2002. For the nine-month period ending September 30, 2003, operating expenses of $1,197,470 decreased 28% from $1,626,571 for the nine-month period ending September 30, 2003. For the three months ending September 30, 2003, operating expenses increased 48% to $600,292 from $312,355 for the previous period ending June 30, 2003.

The Company reported a net loss for the third quarter 2003 of $709,104 or $0.03 per share, a 100% increase from the net loss of $119,771 or $0.00 per share for the second quarter of 2003, and a 39% increase from the net loss of $508,602 or $0.02 per share for the third quarter of 2002. For the nine-month period ending September 30, 2003, the Company reported a net loss of $1,094,057 or $0.04 per share or an 139% decrease from the $2,612,423 or $0.12 per share net loss for the nine month period ending September 30, 2002. A majority portion of the year-to-date loss is a result of non-recurring stock payments to consultants for various investor relations, public relations and financial advisory services.

At September 30, 2003, the Company had cash and cash equivalents of $1,679,778, compared to $129,008 at September 30, 2002 and $422,893 at June 30, 2003. Total assets increased by 101% to $2,865,133 at September 30, 2003 from $1,423,157 at June 30, 2003 and they increased by 54% over $1,863,616 from the period ending September 30, 2002.

"The recent successful closings of our equity financings have substantially improved our cash position and balance sheet plus it has provided greater flexibility for the development of Z-Trim manufacturing and the market build-out of our newly acquired Nutritional Analysis Tool web site from the University of Illinois," said Gregory J. Halpern -- Chairman, CEO & President. "We made great strides and innovation this quarter in FiberGel Z-Trim production. In addition, we accelerated talks with several well-known brand name and large food industry firms and substantially increased sample testing. We believe these events have lead to an even more positive interest in our stock and are reflected in the improved price during the quarter.

3rd Quarter Highlights

FiberGel Technologies Expands Partnership Programs to Accommodate Additions To Z-Trim Functional Fat Replacement Products http://crgq.com/press/09_23_2003.html

FiberGel Technologies Accomplishes Milestones In First Phase Prototype Manufacturing Program For Z-Trim Commercial Fat Replacement http://crgq.com/press/09_10_2003.html

Fiber Gel Technologies Joins 'Feed The Students' Campaign http://crgq.com/press/08_29_2003/index.html

UTEK Corporation Acquires License to University of Illinois Developed Nutrition Analysis Tool and Assigns Rights to Circle Group Holdings, Inc.
http://crgq.com/press/07_23_2003/index.html

FiberGel Technologies Successfully Produces Z-Trim - A Real Answer to The Growing Obesity Problem Caused by Excessive Saturated and Trans Fat Consumption http://crgq.com/press/07_17_2003/index.html


About Conference Call

To hear the conference call as it takes place:

Call 1-888-569-6101 in the United States or Canada

To hear a recording of the call (available by telephone for 30 days after the call takes place):

Call 1-888-615-4184 in the United States or Canada


About Circle Group Holdings, Inc.

Circle Group Holdings, Inc. (OTC Bulletin Board: CRGQ; www.crgq.com/), is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process.


About FiberGel Technologies

FiberGel owns the worldwide rights to Z-Trim for all fields of use. Developed by the United States Department of Agriculture (USDA), Z-Trim is a patented, zero calorie, multi-functional, fiber food ingredient that lowers calories in most foods without affecting taste or texture.

For more information about Fiber Gel Technologies, visit http://ztrim.com .


About NAT web site

Circle Group Holdings, Inc. acquired the worldwide exclusive license to the Nutrition Analysis Tool (NAT) website developed by the Department of Food Science and Human Nutrition at the University of Illinois. The NAT website is an interactive, web-based system designed to empower individuals to select a nutrient rich diet. This nutrient analysis program utilizes the USDA nutrient database, including over 6000 foods as well as information from food companies. NAT provides information on the relative composition of food and can aid consumers in their quests to achieve or maintain good health via nutritious eating. The web site is available to the commercial marketplace and will act as a conduit for providing information about FiberGel products as well as a marketing and advertising forum for all name brand industry foods whose nutritional information is presented therein.

For more information about Fiber Gel Technologies, visit http://www.nat.uiuc.edu/

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

CONTACT: Greg Halpern of Circle Group Holdings, Inc., +1-847-549-6002, greg@crgq.com

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Source: Circle Group Holdings, Inc.